Wegener Corporation and Subsidiary

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wegener Corporation
Johns Creek, Georgia

We hereby consent to the incorporation by reference in the Registration Statements (File No. 33-45390, No. 33-42007, No. 333-08017, No. 33-27527, No. 333-29887, No. 33-51205, and No. 333-29889) of Wegener Corporation of our reports dated November 26, 2008, relating to the consolidated financial statements and schedule appearing in the Company’s Annual Report on Form 10-K for the year ended August 29, 2008. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia	BDO Seidman, LLP
November 26, 2008